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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              --------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 17, 1999




                              EXECUSTAY CORPORATION
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


         Maryland                     000-22941                 52-2042280
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(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)





            7595 Rickenbacker Drive, Gaithersburg, Maryland 20879
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             (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code: (301) 948-4888
                                                          --------------


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)
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Item 1.  Changes in Control of Registrant

         On January 6, 1999, ExecuStay Corporation, a Maryland corporation ("ExecuStay"), entered into a Merger Agreement (the "Merger Agreement") with Marriott International, Inc., a Delaware corporation ("Marriott"), and MI Subsidiary I, Inc., a Delaware corporation and wholly owned subsidiary of Marriott ("Subsidiary"). Pursuant to the Merger Agreement, Subsidiary commenced a tender offer on January 12, 1999 (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share, of ExecuStay (the "Common Shares") for the consideration of $14.00 in cash per Common Share, less any required withholding of taxes. The Offer was open to all holders of the Common Shares other than certain stockholders who agreed not to tender their Common Shares pursuant to the Offer but agreed to convert their Common Shares to a new series of Class A or Class B Preferred Stock of ExecuStay (the "Class A Preferred Shares" and "Class B Preferred Shares," respectively) prior to the closing of the Merger Agreement. The Offer was conditioned upon, among other things, there being validly tendered pursuant to the Offer and not withdrawn 2,000,000 Common Shares.

         Subsidiary closed the Offer at midnight on Wednesday, February 17, 1999. Prior to the close of the Offer, Subsidiary owned no Common Shares. Immediately after the close of the Offer, Subsidiary owns 3,603,504 Common Shares, representing approximately 43.75% of the Common Shares outstanding. Subsidiary acquired the Common Shares in exchange for a total consideration of $50,449,056 (the "Consideration"). The Consideration was paid by Marriott from its generally available cash funds. In addition, prior to the close of the Offer, Subsidiary already had obtained irrevocable proxies from certain stockholders of ExecuStay representing an additional 3,765,455 shares, or approximately 45.7% of the Common Shares outstanding. Consequently, immediately after the close of the Offer, Subsidiary directly or indirectly controls an aggregate of 7,368,959, representing approximately 89.45% of the Common Shares outstanding.

         The Merger Agreement contemplates that after the close of the Offer but prior to the closing of the Merger Agreement, the three founders of ExecuStay, Messrs. Gary Abrahams, Marc Kaplan and Robert Zaugg, will exchange their Common Shares for Class A Preferred Shares at a ratio of one to one, and certain other ExecuStay stockholders will exchange their Common Shares for Class B Preferred Shares at a ratio of one to one (the "Exchange"). Messrs. Abrahams, Kaplan and Zaugg each are directors and executive officers of ExecuStay. The Merger Agreement further contemplates that after the completion of the Offer and Exchange, ExecuStay will merge with and into Subsidiary. At the time of the Merger, each Class A Preferred Share issued in the Exchange will be converted into 0.4484 shares of Marriott common stock, par value $.01 per share (the "Marriott Common Stock"), each Class B Preferred Share issued in the Exchange will be converted into 0.4829 shares of Marriott Common Stock, and each Common Share not tendered in the Offer will be exchanged for a consideration of $14.00 per share, less any required withholding of taxes. Consequently, after the effective time of the Merger, the separate existence of ExecuStay will cease and all of the business of ExecuStay will be conducted by Subsidiary.

         The Merger Agreement also contemplates that promptly upon the purchase by Subsidiary of the Common Shares pursuant to the Offer, Subsidiary will be entitled to designate directors of ExecuStay constituting a majority of its board of directors (the "Board"). Pursuant to the Merger

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Agreement, on February 11, 1999, the Board authorized an increase in the size of the Board from five to seven persons, and, effective on the closing date of the Offer, accepted the resignation of Board members David S. Santee and Stuart C. Siegel and approved the appointment of Kenneth Rehmann, Joseph Ryan, Michael D. Schechter and G. Cope Stewart, III (the "Marriott Nominees") as directors of ExecuStay. The Marriott Nominees represent a majority of the Board and are able to select and control the management of ExecuStay as well as the boards of directors of ExecuStay's subsidiary corporations.

         The preceding description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

         Exhibit     Description of Exhibit
         -------     ----------------------

           2.1 Merger Agreement dated as of January 6, 1999, among Marriott International, Inc., ExecuStay Corporation and MI Subsidiary I, Inc.*

         * Incorporated by reference to the like-numbered exhibit in ExecuStay's Current Report on Form 8-K filed with the Commission on January 12, 1999.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 19, 1999                          EXECUSTAY CORPORATION



                                                  /s/ Robert W. Zaugg
                                                  ---------------------------
                                                  Robert W. Zaugg
                                                  Chief Operating Officer


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                                INDEX TO EXHIBITS


  Exhibit         Description of Exhibit
  -------         ----------------------

    2.1 Merger Agreement dated as of January 6, 1999, among Marriott International, Inc., ExecuStay Corporation and MI Subsidiary I, Inc.*

* Incorporated by reference to the like-numbered exhibit in ExecuStay's Current Report on Form 8-K filed with the Commission on January 12, 1999.